Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President- Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

TRUDY SULLIVAN TO LEAVE LIZ CLAIBORNE INC.

New York, NY June 29, 2007 – Liz Claiborne Inc. (NYSE:LIZ) today announced that Trudy Sullivan, President, is leaving the company to assume a leadership position at another corporation. Liz Claiborne Inc. is eliminating the position of President. As part of its ongoing restructuring, the company has been conducting a search, which is nearing a conclusion, for an Executive Vice President of its newly formed Partnered Brands division.

Chief Executive Officer William L. McComb stated, "For the past six years, Trudy has been an integral part of the company’s management team, helping shape and implement strategy, and we thank her for her many contributions. Trudy’s business acumen, energy and savvy will be a tremendous asset to her new employer. We wish her all the best.”

Liz Claiborne Inc. designs and markets an extensive range of branded women's and men's apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers' fashion needs, from classic to contemporary, active to relaxed and denim to streetwear. Liz Claiborne Inc.’s brands include Axcess, Bora Bora, C & C California, Claiborne, Concepts by Claiborne, Curve, Dana Buchman, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kate Spade, Kensie, Kensiegirl, Laundry by Design, Laundry by Shelli Segal, LIZ, Liz Claiborne, Liz & Co., Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, Mexx, Monet, Monet 2, Prana, Ratio, Realities, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY Jeans and DKNY Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names. The initial term of the license agreement expired on December 31, 2006 and the Company is currently in discussions with the licensor regarding the renewal of the agreement for an additional term. In May 2007, the Company entered into a partnership agreement with designer Narciso Rodriguez, providing for 50 percent ownership of the Narciso Rodriguez name and trademarks and an exclusive license to operate the Narciso Rodriguez business worldwide.

Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2007 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to the Company's ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to reduce product cycle-time and costs and meet customer demands; risks associated with selling the Company’s Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with the reorganization of the Company into two divisions and the related realignment of the Company’s management structure; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate business development opportunities; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with any significant disruptions in the Company’s relationship with its employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2006 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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